Exhibit 99.1

MISTRAS Announces Fourth Quarter and Full Year 2024 Results

Full year 2024 Revenue Growth of 3.4%, Net Income increased 208.6% to $19.0 million
Full year 2024 Adjusted EBITDA (non-GAAP) of $82.5 million, an increase of 25.3%
Full year 2024 Net Cash from Operations of $50.1 million, an increase of 87.4%; Free Cash Flow (non-GAAP) of $27.1 million, an increase of 775.9%

Full year 2024 Selling, General and Administrative expenses decreased $10.4 million or 6.2%

PRINCETON JUNCTION, N.J., March 5, 2025 (GLOBE NEWSWIRE) -- MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its fourth quarter and twelve months ended December 31, 2024.

Highlights of the Fourth Quarter 2024*

•Income from Operations of $10.5 million
•Net income of $5.3 million and Earnings Per Diluted Share of $0.17
•Adjusted EBITDA of $20.9 million, an increase of 9.2%
•Net Cash from Operations of $25.7 million and Free Cash Flow of $20.8 million

Highlights of the Full Year 2024*

•Income from Operations of $39.8 million
•Net income of $19.0 million and Earnings Per Diluted Share of $0.60
•Adjusted EBITDA of $82.5 million, an increase of 25.3%
•Net Cash from Operations of $50.1 million and Free Cash Flow of $27.1 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted. Please see the reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures and additional information about the non-GAAP financial measures set forth in tables attached to this press release.

Manny Stamatakis, Executive Chairman of the Board of Directors commented “I want to reflect on the life of Dr. Sotirios J. Vahaviolos, the Company’s Founder, Chairman Emeritus, and a Director on the Board of Directors, given his passing nearly one month ago on February 6, 2025. On behalf of the Board of Directors and the entire MISTRAS family I want to express our profound appreciation for the immeasurable contributions Dr. Vahaviolos made to our Company, our shareholders, and the communities we serve. A visionary leader and pioneer in the field of non-destructive testing (“NDT”) and acoustic emission (“AE”), Dr. Vahaviolos founded MISTRAS (originally Physical Acoustics Corporation) in 1978, and dedicated over four decades to building the Company into a global leader in testing, inspection, and asset protection solutions. His expertise, leadership, and commitment to excellence were instrumental in shaping the Company’s strategic direction and fostering a culture of innovation that remains at the core of MISTRAS today. His legacy will endure and live on as we move MISTRAS forward in his memory. Our Products and Systems segment, along with our NDT and AE services will remain essential competencies at the core of MISTRAS, enabling the Company to deliver on its overall mission and purpose.”

Mr. Stamatakis continued, “the Company’s consolidated fourth quarter results exceeded our annual revised guidance, with the bottom line expanding significantly, demonstrating the margin accretive actions that we have instituted into our business model. On a full year basis, revenue was up in all reported segments and across all of our industries that we serve, illustrating the increasing diversity of our growing end markets. Adjusted EBITDA was up over 25% versus the prior year, reflecting significant improvement in our operating leverage, and our Adjusted EBITDA margin expanded by 200 basis points over the prior year.

Our income from operations of $39.8 million for the full year 2024 was the highest level for this metric since 2016. I am also pleased with our fourth consecutive quarter generating Net Income growth, which was a function of continued annual revenue growth, gross profit expansion, and selling, general and administrative expenses (“SG&A”) reduction. I am extremely confident in the future of MISTRAS, and I will remain involved in overseeing the strategic path forward for the new invigorated senior leadership team, led by our new President and Chief Executive Officer, Natalia Shuman.”

Ms. Shuman commented, “I am honored to be leading MISTRAS into its next phase of growth, building on our strong foundation and driving meaningful value for all our stakeholders. I have spent my first sixty days on the job, actively talking to customers, being in the field at our In-house Laboratories meeting with employees, as well as discussing strategy with Manny, the Board of Directors and other stakeholders. Given the Company’s strong partnerships with our valuable customers, leading technologies, and committed management team, which come together to create a solid foundation that aligns with our long-term vision, I am very excited for our prospect of continued profitable growth heading into 2025 and beyond.”

Edward Prajzner, Senior Executive Vice President and Chief Financial Officer, commented, “due to our improved results and operating leverage, we generated $25.7 million of operating cash flow and $20.8 million of free cash flow during the fourth quarter. We used this cash flow to pay down $20.1 million of bank borrowings during the fourth quarter, and our bank defined leverage level dropped to below 2.5X as of December 31, 2024. We continue to fund our organic growth initiatives, including our investment in capital expenditures, with our operating cash flow, strengthening our capabilities and footprint to better support our customers.”

Full year 2024 consolidated revenue was $729.6 million, a 3.4% increase. Revenue increased in all reported segments and across all industries served in 2024, led by strong performance in the Aerospace and Defense industry, which experienced a substantial revenue increase of 13.0% on a full year basis to $87.0 million.

Full year 2024 gross profit increased to $213.1 million compared to the prior period, with gross profit margin expanding 30 basis points. The increase in gross profit margin to 29.2% was primarily due to the strong growth in our Aerospace and Defense industry business, which has higher margins.

SG&A for the full year 2024 was $156.4 million, down 6.2% compared to $166.7 million in 2023, as a result of ongoing cost calibration discipline. SG&A for the twelve months ended December 31, 2024 was 21.4% of revenue, a 220 basis point reduction from the prior year period.

Reorganization and other costs were $5.5 million for full year 2024, compared with $12.3 million in the prior year period. These costs were incurred to facilitate the Company’s cost containment and recalibration of our initiatives.

The Company reported net income of $19.0 million, or $0.60 per diluted share for the year ended December 31, 2024. Full year 2024 net income excluding special items (non-GAAP) was $22.7 million or $0.72 per diluted share excluding special items (non-GAAP).

Adjusted EBITDA was $82.5 million for the full year 2024 compared to $65.8 million in the prior year period, an increase of 25.3%. The increase in Adjusted EBITDA was primarily attributable to a favorable business mix and overhead cost containment initiatives.

Performance by certain segments during the fourth quarter was as follows:

North America segment fourth quarter 2024 revenue was $136.9 million, down 7.5% from $148.0 million in the prior year period. The revenue decrease was primarily due to the anticipated decrease in revenue in the Oil & Gas industry as a result of a moderate Fall turnaround season in 2024. For the fourth quarter of 2024, gross profit was $38.9 million, compared to $42.9 million in the prior year period. Gross profit margin was 28.4% for the fourth quarter of 2024, a 60 basis point decrease from the prior year period. This decrease in gross profit margin was primarily due to an unfavorable sale mix.

International segment fourth quarter 2024 revenue was $35.0 million, up 3.6% from $33.8 million in the prior year period. Our International segment revenue increased each quarter of 2024 compared to the prior year periods, with an increase of 9.3% on a full year basis. International segment fourth quarter 2024 gross profit was $10.1 million, with a gross profit margin of 29.0%, compared to 27.7% in the prior year period. On a full year basis, our International segment 2024 gross profit was $39.8 million, an increase of $6.2 million, or 18.5%, over the prior year period, with gross profit margin increasing to 29.3% in 2024 from 27.0% in 2023. This 230-basis point increase was primarily attributable to improved operating leverage and a favorable business mix.

Products and Systems segment experienced a strong growth in profitability with a 5.2% increase in revenue to $13.7 million for full year 2024 compared to $13.0 million in 2023, and an 840.1% increase in income from operations to $2.5 million in 2024 compared to $0.3 million in 2023. This success was driven by cost reductions and efficiency improvements.

Cash Flow and Balance Sheet
The Company’s net cash provided by operating activities was $50.1 million for the full year 2024, compared to $26.7 million in the prior year period. Free cash flow, a non-GAAP financial measure, was $27.1 million for full year 2024, compared to $3.1 million in the prior year period. This increase was primarily attributable to significantly improved financial results in 2024 and improvements in working capital management, particularly an accounts receivable reduction despite the higher level of revenue. Capital expenditures were fairly consistent year over year, at $23.0 million for full year 2024 compared to $23.6 million in the prior year period. The Company is continuing to invest in efficiency opportunities including internal workflow automation, and productivity enhancements.

The Company’s gross debt was $169.6 million as of December 31, 2024, compared to $190.4 million as of December 31, 2023, a decrease of $20.8 million. The decrease in gross debt year over year was attributable to the favorable cash flow impacts described above. The Company’s net debt, a non-GAAP financial measure, was $151.3 million as of December 31, 2024, compared to $172.8 million as of December 31, 2023.

2025 Outlook
The Company is not providing full year guidance for fiscal 2025 at this juncture and will continue to review its entire portfolio with a focus on continuing to grow Adjusted EBITDA and earnings per share, and to improve margins. Additionally, the US Dollar to Euro exchange rate strengthened since the Company set its budget for 2025, and this unanticipated foreign exchange translation (“FX”) risk could unfavorably impact actual revenue translation in 2025. The Company believes this FX risk will be essentially neutral on Adjusted EBITDA margin and other profitability metrics. Nevertheless, the Company will be assessing this FX risk, as well as the potential impact of the recently announced U.S. foreign tariffs on its business and financial results for fiscal 2025. Once this evaluation is complete, the Company anticipates releasing guidance for fiscal 2025, with the goal of driving profitable growth.

Conference Call
In connection with this release, MISTRAS will hold a conference call on March 6, 2025, at 9:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS’ website at www.mistrasgroup.com. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BIf16da158e8294da5b6ef32a17c5655a8

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS’ website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, petrochemical, aerospace and defense, industrials, power generation and transmission (including alternative and renewable energy), other process industries and infrastructure, research and engineering and other industries towards achieving and maintaining operational excellence. By supporting these customers that help fuel our vehicles and power our society and inspecting components that are trusted for commercial, defense, and private space MISTRAS helps the world at large with its asset integrity risk mitigation.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial Internet of Things -connected digital software and monitoring solutions. The Company’s core capabilities also include non-destructive testing field and inspections enhanced by advanced robotics, laboratory quality control, laboratory materials services, in-house laboratory assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.

MEDIA CONTACT:
Nestor S. Makarigakis
Group Vice-President of Marketing and Communications
+1 (609) 716-4000 | marcom@mistrasgroup.com

Forward-Looking and Cautionary Statements
Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, the impacts of foreign currency exchange risks and recently announced U.S. foreign tariffs on our business and financial results, costs savings and other benefits we expect to continue to realize from our previously announced Project Phoenix initiatives and additional operational and strategic actions that we expect or seek to take in furtherance of our strategies and activities to enhance our financial results and future growth. Such forward-looking statements relate to MISTRAS' financial results and estimates, products and services, business model, Project Phoenix initiatives, operational and strategic initiatives to improve operating leverage, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2023 Annual Report on Form 10-K filed on March 11, 2024, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that are not prepared in accordance with GAAP and that we believe provide investors and management with supplemental information relating to the Company’s operating performance and trends that facilitate comparisons between periods and with respect to trends and projected information. The term "Adjusted EBITDA" used in this release is a financial measure not calculated in accordance with GAAP and is defined by the Company as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and other costs and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to Net Income (Loss) as computed under GAAP is set forth in a table attached to this press release. The Company also uses the term “free cash flow”, a non-GAAP financial measure the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company additionally uses the terms:

“Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)”, “Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to the GAAP financial measure. This press release also includes the term “net debt”, a non-GAAP financial measure which the Company defines as the sum of the current and long-term portions of long term debt, less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are also set forth in tables attached to this press release. Each of these non-GAAP financial measures has material limitations as a performance or liquidity measure and should not be considered alternatives to Net Income (Loss) or any other measures derived in accordance with GAAP. Because Income (loss) from operations before special items and other non-GAAP financial measures used in this press release may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly-titled measures used by other companies.

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$18,317	$17,646
Accounts receivable, net	127,281	132,847
Inventories	14,485	15,283
Prepaid expenses and other current assets	12,387	14,580
Total current assets	172,470	180,356
Property, plant and equipment, net	80,892	80,972
Intangible assets, net	39,708	43,994
Goodwill	181,442	187,354
Deferred income taxes	6,267	2,316
Other assets	42,259	39,784
Total Assets	$523,038	$534,776

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$11,128	$17,032
Accrued expenses and other current liabilities	85,233	84,331
Current portion of long-term debt	11,591	8,900
Current portion of finance lease obligations	5,317	5,159
Income taxes payable	1,656	1,101
Total current liabilities	114,925	116,523
Long-term debt, net of current portion	158,056	181,499
Obligations under finance leases, net of current portion	15,162	11,261
Deferred income taxes	1,973	2,552
Other long-term liabilities	34,027	32,438
Total Liabilities	$324,143	$344,273

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 31,010,375 and 30,597,633 shares issued	402	305
Additional paid-in capital	250,832	247,165
Accumulated Deficit	(9,984)	(28,942)
Accumulated other comprehensive loss	(42,682)	(28,336)
Total Mistras Group, Inc. stockholders’ equity	198,568	190,192
Non-controlling interests	327	311
Total Equity	198,895	190,503
Total Liabilities and Equity	$523,038	$534,776

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023

Revenue	$172,731	$182,073	$729,640	$705,473
Cost of revenue	115,358	122,365	492,928	477,671
Depreciation	6,047	6,081	23,603	23,995
Gross profit	51,326	53,627	213,109	203,807
Selling, general and administrative expenses	35,289	42,914	156,388	166,749
Reorganization and other costs	2,085	6,252	5,515	12,269
Environmental expense	872	—	1,660	—
Legal settlement and litigation charges (benefit), net	—	908	(808)	1,058
Goodwill impairment charges	—	—	—	13,799
Research and engineering	303	295	1,119	1,723
Depreciation and amortization	2,237	2,548	9,407	10,104
Acquisition-related expense, net	1	4	2	9
Income (loss) from operations	10,540	706	39,826	(1,904)
Other income	(6)	—	(1,485)	—
Interest expense	3,883	4,668	17,067	16,761
Income (loss) before provision (benefit) for income taxes	6,663	(3,962)	24,244	(18,665)
Provision (benefit) for income taxes	1,365	(1,449)	5,274	(1,220)
Net income (loss)	5,298	(2,513)	18,970	(17,445)
Less: net income attributable to noncontrolling interests, net of taxes	20	1	12	8
Net income (loss) attributable to Mistras Group, Inc.	$5,278	$(2,514)	$18,958	$(17,453)
Earnings (loss) per common share
Basic	$0.17	$(0.08)	$0.61	$(0.58)
Diluted	$0.17	$(0.08)	$0.60	$(0.58)
Weighted average common shares outstanding:
Basic	31,002	30,473	30,926	30,330
Diluted	31,660	30,473	31,608	30,330

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Revenue
North America	$136,938	$148,035	$593,527	$579,330
International	34,998	33,750	135,969	124,414
Products and Systems	3,802	3,089	13,661	12,986
Corporate and eliminations	(3,007)	(2,801)	(13,517)	(11,257)
Total	$172,731	$182,073	$729,640	$705,473

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Gross profit
North America	$38,866	$42,872	$165,679	$163,960
International	10,145	9,363	39,812	33,610
Products and Systems	2,293	1,684	7,526	6,457
Corporate and eliminations	21	(294)	92	(220)
Total	$51,325	$53,625	$213,109	$203,807
Gross profit as a % of Revenue	29.7%	29.5%	29.2%	28.9%

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended December 31, 2024	North America	International	Products	Corp/Elim	Total
Oil & Gas	$86,490	$10,474	$35	$—	$96,999
Aerospace & Defense	14,959	5,693	20	—	20,672
Industrials	11,263	7,018	379	—	18,660
Power Generation & Transmission	8,082	1,612	285	—	9,979
Other Process Industries	6,221	4,853	147	—	11,221
Infrastructure, Research & Engineering	4,869	2,844	1,499	—	9,212
Petrochemical	2,970	234	—	—	3,204
Other	2,084	2,270	1,437	(3,007)	2,784
Total	$136,938	$34,998	$3,802	$(3,007)	$172,731

Three Months Ended December 31, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$97,558	$10,324	$72	$—	$107,954
Aerospace & Defense	14,484	4,817	11	—	19,312
Industrials	11,825	8,018	437	—	20,280
Power Generation & Transmission	5,764	1,769	578	—	8,111
Other Process Industries	8,129	3,889	39	—	12,057
Infrastructure, Research & Engineering	3,924	2,773	409	—	7,106
Petrochemical	3,189	329	—	—	3,518
Other	3,162	1,831	1,543	(2,801)	3,735
Total	$148,035	$33,750	$3,089	$(2,801)	$182,073

Year ended December 31, 2024	North America	International	Products	Corp/Elim	Total
Oil & Gas	$376,333	$42,315	$275	$—	$418,923
Aerospace & Defense	63,111	23,785	120	—	87,016
Industrials	44,310	25,498	1,857	—	71,665
Power Generation and Transmission	27,035	7,629	1,854	—	36,518
Other Process Industries	32,353	17,190	302	—	49,845
Infrastructure, Research & Engineering	19,155	10,606	3,400	—	33,161
Petrochemical	14,437	1,134	—	—	15,571
Other	16,793	7,812	5,853	(13,517)	16,941
Total	$593,527	$135,969	$13,661	$(13,517)	$729,640

Year ended December 31, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$379,221	$36,615	$159	$—	$415,995
Aerospace & Defense	56,000	20,711	286	—	76,997
Industrials	42,518	26,292	1,773	—	70,583
Power Generation and Transmission	23,598	6,609	3,767	—	33,974
Other Process Industries	33,035	14,456	112	—	47,603
Infrastructure, Research & Engineering	16,620	9,320	3,168	—	29,108
Petrochemical	13,216	1,216	—	—	14,432
Other	15,122	9,195	3,721	(11,257)	16,781
Total	$579,330	$124,414	$12,986	$(11,257)	$705,473

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category (continued)
(in thousands)

Revenue by Oil & Gas Sub-category was as follows:

	For the quarter ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Oil and Gas Revenue by sub-category
Upstream	$39,790	$40,887	$167,741	$157,828
Midstream	20,401	26,539	88,630	101,278
Downstream	36,808	40,528	162,552	156,889
Total	$96,999	$107,954	$418,923	$415,995
Consolidated Revenue by type was as follows:

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023

Field Services	$114,681	$121,932	$502,810	$470,433
Shop Laboratories	15,417	15,972	64,564	58,188
Data Analytical Solutions	17,353	19,542	69,152	72,457
Other	25,280	24,627	93,114	104,394
Total	$172,731	$182,073	$729,640	$705,472

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before
Special Items (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
North America:
Income from operations (GAAP)	$12,544	$15,451	$62,286	$55,170
Reorganization and other costs	1,119	386	2,046	960
Legal settlement and insurance (recoveries) charges, net	—	908	(808)	1,058
Income before special items (unaudited, non-GAAP)	$13,663	$16,745	$63,524	$57,188

International:
Income (loss) from operations (GAAP)	$1,727	$802	$6,275	$(12,229)
Goodwill Impairment charges	—	—	—	13,799
Reorganization and other costs	676	123	1,086	351
Income before special items (unaudited, non-GAAP)	$2,403	$925	$7,361	$1,921

Products and Systems:
Income from operations (GAAP)	$1,031	$345	$2,510	$267
Reorganization and other costs	—	193	184	382
Income before special items (unaudited, non-GAAP)	$1,031	$538	$2,694	$649

Corporate and Eliminations:
Loss from operations (GAAP)	$(4,762)	$(15,892)	$(31,245)	$(45,112)
Environmental expense	872	—	1,660	—
Reorganization and other costs	290	5,550	2,199	10,576
Acquisition-related expense, net	2	4	2	9
Loss before special items (unaudited, non-GAAP)	$(3,598)	$(10,338)	$(27,384)	$(34,527)

Total Company
Income (loss) from operations (GAAP)	$10,540	$706	$39,826	$(1,904)
Goodwill Impairment charges	—	—	—	13,799
Reorganization and other costs	2,085	6,252	5,515	12,269
Legal settlement and insurance (recoveries) charges, net	—	908	(808)	1,058
Environmental expense	872	—	1,660	—
Acquisition-related expense, net	1	4	2	9
Income before special items (unaudited, non-GAAP)	$13,498	$7,870	$46,195	$25,231

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Net cash provided by (used in):
Operating activities	$25,658	$16,064	$50,129	$26,748
Investing activities	(4,214)	(6,963)	(21,366)	(22,133)
Financing activities	(21,151)	(5,867)	(27,398)	(7,706)
Effect of exchange rate changes on cash	(2,336)	1,660	(694)	249
Net change in cash and cash equivalents	$(2,043)	$4,894	$671	$(2,842)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023

Net cash provided by operating activities (GAAP)	$25,658	$16,064	$50,129	$26,748
Less:
Purchases of property, plant and equipment	(3,587)	(6,451)	(17,902)	(20,854)
Purchases of intangible assets	(1,252)	(927)	(5,084)	(2,795)
Free cash flow (non-GAAP)	$20,819	$8,686	$27,143	$3,099

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	For the year ended December 31,
	2024	2023

Current portion of long-term debt	$11,591	$8,900
Long-term debt, net of current portion	158,056	181,499
Total Gross Debt (GAAP)	169,647	190,399
Less: Cash and cash equivalents	(18,317)	(17,646)
Total Net Debt (non-GAAP)	$151,330	$172,753

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023

Net income (loss)	$5,298	$(2,513)	18,970	$(17,445)
Less: Net income attributable to noncontrolling interests, net of taxes	20	1	12	8
Net income (loss) attributable to Mistras Group, Inc.	$5,278	$(2,514)	$18,958	$(17,453)
Interest expense	3,883	4,668	17,067	16,761
Provision (benefit) for income taxes	1,365	(1,449)	5,274	(1,220)
Depreciation and amortization	8,284	8,629	33,010	34,099
Share-based compensation expense	957	1,498	5,071	5,147
Goodwill Impairment charges	—	—	—	13,799
Reorganization and other related costs, net	2,085	6,252	5,515	12,269
Legal settlement and insurance recoveries, net	—	908	(808)	1,058
Acquisition-related expense, net	1	4	2	9
Environmental expense	872	—	1,660	—
Other Income	(6)	—	(1,485)	—
Foreign exchange (gain) loss	(1,784)	1,182	(1,807)	1,331
Adjusted EBITDA	$20,935	$19,178	$82,457	$65,800

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$5,278	$(2,514)	$18,958	$(17,453)
Other Income	(6)	—	(1,485)	—
Goodwill Impairment charges	—	—	—	13,799
Reorganization and other related costs, net	2,085	6,252	5,515	12,269
Environmental Expense	872	—	1,660	—
Legal settlement and insurance recoveries, net	—	908	(808)	1,058
Acquisition-related expense, net	1	4	2	9
Special items total	2,952	7,164	4,884	27,135
Tax impact on special items	(704)	(1,787)	(1,168)	(3,256)
Special items, net of tax	$2,248	$5,377	$3,716	$23,879
Net income attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$7,526	$2,863	$22,674	$6,426

Diluted EPS (GAAP)	$0.17	$(0.08)	$0.60	$(0.58)
Special items, net of tax	0.07	0.18	0.12	0.79
Diluted EPS Excluding Special Items (non-GAAP)	$0.24	$0.10	$0.72	$0.21